Exhibit 99.1

FOR RELEASE:	Thursday, March 15, 2018 5:00 a.m. Pacific Time

Seattle Genetics Appoints Dr. Alpna Seth to Board of Directors

Bothell, WA – March 15, 2018 — Seattle Genetics, Inc. (Nasdaq: SGEN) announced today that Alpna Seth, Ph.D. has been appointed to the company’s Board of Directors. Dr. Seth has more than 20 years of global experience in the healthcare and biotechnology/pharmaceutical industry, including senior leadership positions at Biogen. She currently serves as Chief Operating Officer of Vir Biotechnology, a San Francisco-based biotechnology company focused on transforming the care of people with serious infectious diseases.

“Alpna’s diverse experience and track record of success in business and drug development, global operations and product launches, coupled with strong scientific depth and leadership skills, make her an ideal addition to our Board of Directors,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “I look forward to her contributions as we continue to deliver on Seattle Genetics’ strategic priorities, including commercializing and growing ADCETRIS® (brentuximab vedotin) and advancing our late-stage oncology pipeline, including enfortumab vedotin, tisotumab vedotin and tucatinib.

Dr. Seth commented, “Seattle Genetics is on the cusp of a significant inflection point in its transition into a global, multi-product oncology company. In parallel with the great progress expanding the ADCETRIS franchise for CD30-expressing hematologic malignances, the team has assembled an impressive pipeline of late-stage clinical programs for solid tumors. I look forward to working with the rest of the Board and with members of the senior management team to drive progress and shareholder value.”

Alpna Seth, Ph.D. currently serves as the Chief Operating Officer of Vir Biotechnology, Inc. Prior to joining Vir in July 2017, Dr. Seth was Senior Vice President and Global Head of the Biosimilars business for Biogen, Inc. headquartered in Zug, Switzerland since 2014. From 1998 through 2014, she held a range of leadership roles at Biogen in market and business development, drug development and commercial, including founding Managing Director of Biogen Idec India and Program Executive for several of Biogen’s major cross-functional drug development programs and product launches. She holds a Ph.D. in Biochemistry and Molecular Biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow. She is also a 2002 graduate of the Advanced Management Program at Harvard Business School.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company dedicated to improving the lives of people with cancer through novel targeted therapies. The company’s industry-leading ADC technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. Seattle Genetics commercializes ADCETRIS® (brentuximab vedotin) for the treatment of several types of CD30-

expressing lymphomas. The company is also advancing a robust pipeline of novel therapies for solid tumors and blood-related cancers designed to address significant unmet medical needs and improve treatment outcomes for patients. More information can be found at www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s transition into a multi-product global oncology company, expectations regarding expansion of the commercial uses of ADCETRIS and advancing its late-stage oncology pipeline, including enfortumab vedotin, tisotumab vedotin and tucatinib and the company’s other product candidates and those of its licensees and collaborators; as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include that the company may be delayed in its planned clinical trial initiations, the enrollment in and conduct of its clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, unexpected adverse events or regulatory discussions or actions, including with respect to special protocol assessment agreements defining trial endpoints and the inherent uncertainty associated with the regulatory approval process. The company may also be unable to expand ADCETRIS’ labeled indications due to unexpected or delayed data from its ongoing phase 3 trials or regulatory action, including the risks that the company’s supplemental BLA submissions may not be accepted for filing by, or ultimately approved by, the FDA in a timely manner or at all or with the requested label, and may be unable to complete the development of, and obtain regulatory approval for, its product candidates. Seattle Genetics may also not be able to integrate the acquired Cascadian Therapeutics business successfully or such integration may be more difficult, time-consuming or costly than expected. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” in the Company’s Annual Report on Form 10K for the year ended December 31, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

###

CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com